As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DARIOHEALTH CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-2973162 (I.R.S. Employer Identification No.)

322 W. 57th St. #33B
New York, New York 10019
Telephone: (972) 4-770-6377

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

Mr. Erez Raphael

Chief Executive Officer

DarioHealth Corp.

322 W. 57th St. #33B
New York, New York 10019
Telephone: (972) 4-770-4042

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.

Ron Ben-Bassat, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 660-5000

Facsimile: (212) 660-3001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 31, 2025

PROSPECTUS

8,772,489 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus may offer from time to time up to 8,772,489 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 4,654,746 shares of our Common Stock issuable as dividends to our Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, (ii) 2,003,603 shares of our Common Stock issuable to certain holders of our Series B Preferred Stock and Series C Preferred Stock who entered into Amended and Restated Lock Up Agreements with the Company, and (iii) 2,114,140 shares of our Common Stock issuable upon exercise of certain Common Stock purchase warrants (the “Lender Warrants”) issued by us in connection with that certain credit agreement, dated as of April 30, 2025, by and between us and the lender parties signatory thereto (the “Credit Agreement”) (as described more fully in the section titled “Selling Stockholders” herein).

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

While we will not receive any proceeds from the sale of the shares by the selling stockholders. We will pay the expenses of registering these shares.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “DRIO.” The last reported sale price of our Common Stock on Nasdaq on July 29, 2025 was $0.545 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference, or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Stock offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Company,” “Dario,” “we,” “our” and “us” refer to DarioHealth Corp., a Delaware corporation, collectively with its wholly-owned subsidiary, LabStyle Innovation Ltd., an Israeli corporation, PsyInnovations Inc., a Delaware company, DarioHealth India Services Pvt. Ltd., an Indian company and Twill, Inc., a Delaware company.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling stockholders identified in this prospectus may offer from time to time up to 8,772,489 shares of our Common Stock. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. Before you decide to invest in our Common Stock, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

OUR COMPANY

We are a leading global digital health company with a mission to power the behavior changes that drive better health. We are committed to transforming healthcare by delivering a comprehensive and highly engaging whole-person health platform, which enables us to create a future where healthy change is effortless and accessible to all.

At the core of our mission and vision is engagement. We believe that most existing digital health solutions in the market fail to deliver improved health outcomes because users are not engaged due to a lack relevance, personalization, consumerization, and longitudinal data and information. We, and our acquired companies, first commercialized our digital behavioral health products in the direct-to-consumer (“D2C”) marketplace, and we continue to use the D2C marketplace as a sandbox and laboratory to innovation. These consumers pay for these digital health products out of their own pockets and are therefore the most value driven among all healthcare consumers. These consumers demanded that we deliver highly engaging user experiences that deliver strong clinical health outcomes for which consumers will pay. The bottom line is that if users are not engaged in digital solutions over a long period of time, they cannot change their behavior and they cannot get healthier – we first deliver engagement followed by sustained behavior change that then leads to measurable health outcomes and improvement. We believe that our D2C marketplace roots and continued focus delivers better user experiences, longer sustained engagement, stronger clinical outcomes, at the most affordable prices, that then delivers the highest return on investment (“ROI”) in the industry.

Our whole-person health model includes the following five elements:

1.	Physical Health: Focuses on the prevention, and treatment of physical ailments; primarily cardiometabolic and musculoskeletal conditions.
2.	Mental Health: Addresses emotional and psychological well-being, including stress management, as well as clinical anxiety, and depression across all levels of severity.
3.	Social and Environmental Factors: Considers influences like socioeconomic status, community resources, housing, and education.
4.	Individualized Care: Tailored user journey and care plans that respect personal goals, cultural values, and life circumstances.
5.	Integration of Clinical Services: Combines different healthcare providers and systems to deliver seamless care for both physical and mental health needs.

We have created our whole-person healthcare solution through both organic development and acquisitions of leading companies across several therapeutic areas. As a digital health consolidation leader, we have acquired companies that have spent over a decade and nearly $525 million, in combination with our own investment, to develop and deliver the most engaging whole-person health platform in the market to empower individuals to achieve their optimal health through data-driven, precision artificial intelligence (“AI”) personalized care solutions that integrate the management of physical and mental health needs.

Leveraging advanced analytics, data-driven AI precision and personalization, a deep understanding of consumer behavior, user-centric technology, and a holistic approach, we provide tailored interventions that meet the unique needs of each user to deliver the health industry’s highest levels of user activation and sustained engagement. Our digital self-care solutions ensure optimal levels of clinical outcomes with the highest levels of clinical efficacy by empowering users to overcome the psychological, social, and physical barriers to effective and sustainable behavior change.

With our whole-person digital health platform, we address a broad range of health needs, including chronic condition management (e.g., diabetes, hypertension, obesity, and musculoskeletal issues), behavioral health (e.g., stress, anxiety, and depression), and preventive care. By integrating digital therapeutics and well-being solutions with real-time data monitoring and access to professional care teams, we ensure an AI driven adaptive and continuous care experience that combines digital self-care, with virtual coaching, and virtual clinical care. As of 2025, our eligible user base spans millions of individuals worldwide, supported by partnerships with employers, health plans, pharmaceutical companies, and providers aiming to deliver instant access to the highest quality and most effective self-care and virtual human care that delivers the optimal level of clinical utilization to ensure the best value and outcomes to our users and customers.

Who We Serve

DarioHealth serves four key market segments:

1.	Direct-to-Consumer (D2C): This is our historical foundation and remains an innovation lab where we test new solutions before launching them in B2B markets.
2.	Employers: We work with medium-to-large employers, including some of the world’s largest tech companies, to offer chronic condition solutions that drive meaningful healthcare savings and ROI.
3.	Health Plans: We partner with leading national and regional health plans, specializing in behavioral health for Medicare and Medicaid populations, and expanding into broader chronic condition management.
4.	Pharmaceutical Companies: We help pharma partners with patient engagement, improving adherence, and leveraging data analytics to optimize treatment pathways.

Today, B2B revenues represent approximately 75% of our total business.

How We Generate Revenue

Our revenue comes from subscription-based models priced per member or per engaged user, often combined with milestone payments and performance-based guarantees. We differentiate ourselves through risk-based agreements tied to measurable health outcomes, ensuring aligned incentives and maximizing ROI for our customers.

Corporate Information

Our address is 323 W. 57th St., New York, New York 10019, and our telephone number is (972)-4 770-4042. Our corporate website is: www.dariohealth.com/. The content of our website shall not be deemed incorporated by reference in this prospectus.

ABOUT THIS OFFERING

The selling stockholders identified in this prospectus may offer from time to time up to 8,772,489 shares of our Common Stock, consisting of (i) 4,654 ,746 shares of our Common Stock issuable as dividends to our Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock, (ii) 2,003,603 shares of our Common Stock issuable to certain holders of our Series B Preferred Stock and Series C Preferred Stock who entered into Amended and Restated Lock Up Agreements with the Company, and (iii) 2,114,140 shares of our Common Stock issuable upon exercise of the Lender Warrants. All of the shares, when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.

Common Stock Offered:	Up to 8,772,489 shares of common stock.

Common Stock Outstanding prior to this Offering:	45,510,827

Use of Proceeds:	We will not receive any proceeds from the sale of the 8,772,489 shares of Common Stock subject to resale by the selling stockholders under this prospectus, however we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, or approximately $1,750,085 based on an exercise price of $0.8278 per share, if all warrants are exercised.

Risk Factors:	An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Symbol:	DRIO

RISK FACTORS

An investment in our Common Stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our Quarterly Report on From 10-Q for the three months ended March 31 2025  as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, before you decide to invest in our Common Stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks. The value of our Common Stock could decline as a result of any of these risks. You could lose all or part of your investment in our Common Stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

Risks Related to Our Financial Position and Capital Requirements

We have incurred significant losses since inception. As such, you cannot rely upon our historical operating performance to make an investment decision regarding our company.

We have incurred net losses since our inception. As of June 30, 2025, we have not completed our efforts to establish a stable recurring source of revenues sufficient to cover our operating costs and expect to continue to generate losses for the foreseeable future. We expect to incur future net losses and our transition to profitability is dependent upon, among other things, the successful development and commercialization of our products and the achievement of a level of revenues adequate to support our current cost structure. Until we achieve profitability or generates positive cash flows, we will continue to be dependent on raising additional funds to fund our operations.

We intend to fund our future operations through cash on hand, additional private and/or public offerings of debt or equity securities or a combination of the foregoing. There are no assurances, however, that we will be able to obtain an adequate level of financial resources that are required for the long-term development and commercialization of our product offerings.

You are advised that available resources may be consumed more rapidly than we currently anticipate, resulting in the need for additional funding sooner than expected. Should this occur, we will need to seek additional capital earlier than anticipated in order to fund (1) further development and, if needed (2) expenses which will be required in order to expand manufacturing of our products, (3) sales and marketing efforts and (4) general working capital. Such funding may be unavailable to us on acceptable terms, or at all. Our failure to obtain such funding when needed could create a negative impact on our stock price or could potentially lead to the failure of our company. This would particularly be the case if we are unable to commercially distribute our products and services in the jurisdictions and in the timeframes we expect. If we are unsuccessful in increasing our revenue or raising capital, we may need to reduce or curtail certain activities.

Risks Related to our Operations in Israel

Potential political, economic and military instability in the State of Israel, where some of our management team members and operations are located, may adversely affect our results of operations.

Our operating subsidiary, along with some of our management team, is located in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. The hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Our offices, located in Caesarea, Israel, are within the range of the missiles and rockets that have been fired at Israeli cities and towns from Gaza sporadically since 2006, with escalations in violence (such as the recent escalation in July 2014) during which there were a substantially larger number of rocket and missile attacks aimed at Israel.

On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. Following the attack, Israel’s security cabinet declared war against Hamas and the Israeli military began to call-up reservists for active duty. Moreover, the clash between Israel and Hezbollah in Lebanon, may escalate in the future into a greater regional conflict. In the months since the initial attack by Hamas, clashes with Hezbollah on Israel’s northern border with Lebanon and attacks on Israeli-controlled or owned ships in the Red Sea by members of the Houthi Movement in Yemen have taken place. It is possible that other terrorist organizations, including Palestinian military organizations in the West Bank, as well as other hostile countries, such as Iran, will join the hostilities and that such clashes may escalate in the future into a greater regional conflict.

In April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel. On June 15, 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program. As of June 15, 2025, hostilities between Israel and Iran may further escalate, with both sides launching attacks against one another. On June 21, 2025, the United States military launched a limited military campaign to destroy Iran’s nuclear infrastructure. On June 24, 2025, a ceasefire was implemented between Iran and Israel and, as of July 22, 2025, still remains in place. Nonetheless, hostilities between Iran and Israel and the United States may resume in the near future, which could create significant volatility in the global economy as well as disruptions to global supply chains. In addition, between June 13, 2025 and June 24, 2025, Israel temporarily closed its airspace and temporarily ceased all port activity related to commercial shipments. As a result, certain shipments and deliveries of certain components for manufacturing and production may be significantly delayed or diverted and, therefore, may result in supply limitations and in delayed shipments to customers.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport between Israel and its trading partners could make it more difficult for us to raise capital and adversely affect our operations and results of operations and the market price of our securities. At this time, it is not possible to predict the intensity or duration of the war, nor can we predict how this war will ultimately affect Israel’s economy in general, which may involve additional credit rating agencies downgrading Israel’s credit rating score after Moody’s downgrading of Israel’s credit rating from A1 to A2 and outlook rating from “stable” to “negative”, and we continue to monitor the situation closely and examine the potential disruptions that could adversely affect our operations.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition, and results of operations.

Further, majority of the members of our management and employees are located and reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to the series of attacks on civilian and military targets in October 2023, there have been significant call-ups of military reservists. Although many such military reservists have been discharged, they may be called up again depending on how events unfold. Our operations could be disrupted by such call-ups.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial condition. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, and adversely affect our ability to raise additional funds or sell our securities, among other impacts.

Political instability in Israel, originating before October 2023, could also disrupt our operations. Having held five general elections between 2019 and 2022, government policy is subject to regular disruptive changes. The current government of Israel has pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including reluctance of foreign investors to invest or transact business in Israel as well as increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions within Israel. Currently, the proposed judicial reforms been put on hold due to the ongoing focus on the war, while the Supreme Court of Israel ruled that the judicial reform passed into legislation relating to reasonability is unconstitutional. If such changes to the judicial system resume and take effect, however, there may be an adverse effect on our business, our results of operations and our ability to raise additional funds.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding our business, clinical trials, financial condition, expenditures, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “planned expenditures,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus, any prospectus supplement and the documents we incorporate by reference. Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus, any prospectus supplement and the documents we incorporate by reference reflect the good faith judgment of our management, such statements can only be based on facts and factors known by us as of such date. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” herein and in the documents we incorporate by reference, as well as those discussed elsewhere in this prospectus and any prospectus supplement. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or the respective documents incorporated by reference, as applicable. Except as required by law, we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, any prospectus supplement and the documents incorporated by reference, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the 8,772,489 shares of Common Stock subject to resale by the selling stockholders under this prospectus, however we will receive cash proceeds equal to the total exercise price of warrants to purchase up to 2,114,140 shares that are exercised for cash, or approximately $1,750,085 based on an exercise price of $0.8278 per share, if all warrants are exercised. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders listed below (or their successors and assigns) were issued, or may be issued, as the case may be, in connection with the February 2024 Private Placement (as defined herein), the A&R Lock-Up Agreement (as defined herein) and upon exercise of the Lender Warrants.

On February 15, 2024 and February 16, 2024, we entered into securities purchase agreements with accredited investors relating to an offering and the sale of up to 15,727,223 shares of our Common Stock, consisting of (i) 8,345,097 shares of our Common Stock issuable upon the conversion of our Series C Preferred Stock; (ii) 1,980,200 shares of our Common Stock issuable upon the conversion of our Series C-1 Preferred Stock; (iii) 521,031 shares of our Common Stock issuable upon the conversion of our Series C-2 Preferred Stock and (iv) 4,880,895 shares of our Common Stock issuable as dividends to our Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock (the “February 2024 Private Placement”). Aegis Capital Corp. (“Aegis”) served as the placement agent for the February 2024 Private Placement. In connection with the February 2024 Private Placement, we agreed to file this registration statement covering the resale of the shares of Common Stock sold in the offering by April 21, 2024.

Pursuant to the terms of the placement agency agreement between us and Aegis, dated December 23, 2023, and as amended on January 31, 2024, with respect to the offering of the Series C Preferred stock, we agreed to pay Aegis an aggregate cash fee representing 10% of aggregate proceeds raised in the offering (and fees representing 5% and 1.5% for certain company introduced investors), non-accountable expense allowance representing 3% of aggregate proceeds raised in the offering (and fees representing 1.5% and none for certain Company introduced investors). In addition, we issued to Aegis or its designees warrants (the “Placement Agent Warrant”) to purchase shares of common stock representing 14.5% of the equivalent shares of Common Stock issuable upon initial conversion of the Series C Preferred Stock at an exercise price equal to the consolidated bid price of the common stock as of the date of such closing. The Placement Agent Warrant provides for a cashless exercise feature and are exercisable for a period of five years from the date of closing. We also granted the Placement Agent the right of first refusal, for a twelve (12) month period after the final closing of the offering, to serve as the Company’s lead or co-placement agent for any proposed private placement of our securities (equity or debt) that is proposed to be consummated to investors in the United States with the assistance of a registered broker dealer. Mr. Adam Stern, a member of our Board of Directors, is a control person of Aegis. Mr. Stern, a member of our Board of Directors, has an interest, and will receive fees due to, Aegis.

In addition, we and certain purchasers in the February 2024 Private Placement that are holders of our Series B Preferred Stock and Series C Preferred Stock, executed lock up agreements (the “Lock Up Agreement”), pursuant to which we agreed to issue, subject to stockholder approval, up to 4,175,069 shares of our Common Stock (forty percent (40%) of the shares of Common Stock underlying the Series B Preferred Stock and the Series C Preferred Stock held by such purchaser, including dividend shares of Common Stock due upon conversion of these shares into shares of Common Stock), over the course of twelve (12) months (the “Additional Shares”). Each holder shall be entitled to receive 10% of the Additional Shares for each three (3) month period each holder agrees not to transfer or otherwise sell (subject to certain limitations) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock and the dividend shares of Common Stock due upon conversion.

The 15,727,223 shares of our Common Stock issuable upon conversion of the Series C Preferred Stock issued in the February 2024 Private Placement and the 4,175,069 shares of our Common Stock issuable pursuant to the Lock Up Agreements were previously registered for resale by us on registration statements on Form S-3 File Nos. 333-278865 and 333-287615, respectively.

On May 20, 2025, upon obtaining the vote of a majority of the holders of the relevant classes of preferred stock, we filed an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series C Preferred Stock (the “Series C Certificate of Designation”), an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series C-1 Preferred Stock (the “Series C-1 Certificate of Designation”), and an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Company’s Series C-2 Preferred Stock (the “Series C-2 Certificate of Designation”, collectively with the Series C Certificate of Designation and the Series C-1 Certificate of Designation, the “Series C Certificates of Designation”), all with the Secretary of State of the State of Delaware.

The Series C Certificates of Designation were amended to extend the mandatory conversion period from fifteen (15) to twenty-four (24) months from the original issue date. The Company will issue a dividend equal to fifteen percent (15%) of the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock, Series C-1 Preferred Stock and/or Series C-2 Preferred Stock then held by such holder for each full quarter anniversary of holding following the filing of the Series C Certificates of Designation with the Secretary of State of the State of Delaware. This prospectus registers the resale of the additional dividend issuable pursuant to the terms of the Series C Certificates of Designation.

Between May 23, 2025 and May 28, 2025, we and the holders that previously entered into Lock-Up Agreements, entered into an Amended and Restated Lock-Up Agreement (the “A&R Lock-Up Agreement”) pursuant to which the holders agreed to extend the restrictive period previously provided in the Lock-Up Agreements until February 21, 2026 for the right to receive an additional 10% of the Common Stock underlying the Series B Preferred Stock and the Series C Preferred Stock held by the holders. This prospectus registers the resale of the additional 2,003,603 shares issuable pursuant to the terms of the A&R Lock-Up Agreements.

On April 30, 2025, we entered into the Credit Agreement, by and among us as borrower, the financial institutions party thereto from time to time as lenders, and Callodine Commercial Finance, LLC (the “Lenders”) pursuant to which we agreed to issue to the Lenders the Lender Warrants to purchase up to an aggregate of 2,114,140 shares of our Common Stock. The Lender Warrants were immediately exercisable upon issuance at an exercise price of $0.8278 per share of Common Stock and may be exercised at any time until the seven-year anniversary of their issuance. The exercise price and number of shares of Common Stock issuable upon exercise of Lender Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting our Common Stock and the exercise price.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Mr. Adam Stern, a member of our Board of Directors, is an affiliate of a selling stockholder. Pursuant to the terms of the placement agency agreement between us and Aegis, dated October 22, 2019, we granted Aegis the right to nominate an individual to the Board for a period of three years, which resulted in the appointment of Mr. Stern to serve on our Board. Other than the relationships described herein, to our knowledge, none of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling stockholders has held a position as an officer a director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders, unless otherwise noted. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. None of the selling stockholders has any family relationships with our officers, other directors or controlling stockholders.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of Common Stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the Common Stock registered hereby.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options (1)(2)	Maximum Number of Shares to be Offered in the Offering	Number of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (1)(2)	% of Class (1)(2)
Adelson, P. David (3)	59,031	-	11,139	47,892	*
Aton Select Fund Ltd. (4)	428,513	-	66,832	361,681	*
Avenue Venture Opportunities Fund II, L.P(5)	467,603	292,441	55,693	704,351	*
Avenue Venture Opportunities Fund, L.P(6)	467,603	292,441	55,693	704,351	*
Barbhaiya, Chirag (7)	23,517	-	5,570	17,947	*
Barr, Anthony G. (8)	47,031	-	11,139	35,892	*
Bhacheh, Shreedeep K. (9)	18,811	-	4,455	14,356	*
Big Idea Group Advisors, Inc. (10)	128,350	-	12,253	116,097	*
Boardman, Michael and Katherine JTWROS (11)	18,811	-	4,455	14,356	*
Bohde, Robert A. & Ellen A. (12)	23,517	-	5,570	17,947	*
Brio Capital Master Fund Ltd. (13)	3,392,681	-	429,187	2,963,494	3.88%
Chyten, Kenneth (14)	23,517	-	5,570	17,947	*
Cloke, Preston (15)	37,624	-	8,911	28,713	*
Connective Capital Emerging Energy QP LP (16)	536,445	-	103,366	433,079	*
Connective Capital I QP LP (17)	164,911	-	30,297	134,614	*
Cordiner, Walter Robert (18)	14,110	-	3,342	10,768	*
Crames, Robert (19)	188,120	-	44,555	143,565	*
Cutler, Michael J. (20)	48,745	-	5,570	43,175	*
Debra Reuben Trust (21)	94,059	-	22,277	71,782	*
DeCavaignac, Patrick (22)	47,031	-	11,139	35,892	*
Deutsch, Menachem (23)	94,059	-	22,277	71,782	*
Dhond, Miland (24)	23,517	-	5,570	17,947	*
Dorman, Dean (25)	47,031	-	11,139	35,892	*
Elyahu, Avraham (26)	188,120	-	44,555	143,565	*
Engle, Ryan (27)	47,031	-	11,139	35,892	*
Fagin, Daniel (28)	52,871		11,139	41,732	*
Farhi Shmuel (29)	1,692,358	1,500,000	133,664	3,058,694	3.92%
First Riverside Investors, L.P. (30)	282,179	-	66,832	215,347	*
Freese, Radha (31)	32,921	-	7,797	25,124	*
Gettelfinger, Gary (32)	23,517	-	5,570	17,947	*
Giancola, Len (33)	23,517	-	5,570	17,947	*
Gilbert, Daniel J. (34)	47,031	-	11,139	35,892	*
Isagen LLC (35)	167,531	-	11,139	156,392	*

Green, Conor (36)	47,031	-	11,139	35,892	*
Green, Kevin & Susan JTWROS (37)	94,059	-	22,277	35,892	*
Hafeman, Daniel P. & Robin Hafeman Revocable Trust of 2020 (38)	47,649	-	11,139	36,510	*
Hanna, Mazen (39)	47,031	-	11,139	35,892	*
Henderson, David and Barbara JTWROS (40)	188,120	-	44,555	143,565	*
Henry, Joseph (41)	23,517	-	5,570	17,947	*
Herman, Neil J. and Ilene Rainisch Herman JT (42)	188,120	-	44,555	143,565	*
Hintzen, Cheryl (43)	94,059	-	22,277	71,782	*
Intenzo, Anthony (44)	94,059	-	22,277	71,782	*
IRAR Trust Company Cust FBO Stuart Friedman (45)	117,576	-	27,847	89,729	*
Joel Yanowitz and Amy Metzenbaum 2003 Revocable Trust (46)	37,624	-	8,911	28,713	*
Katz, Jason (47)	45,714	-	10,827	34,887	*
Katz, Robert M. (48)	23,517	-	5,570	17,947	*
Klein, Jason Daniel (49)	9,407	-	2,228	7,179	*
Knoll, Thomas (50)	235,149	-	55,693	179,456	*
Kobylarz, Jeffrey (51)	23,517	-	5,570	17,947	*
Kutches, Stephen (52)	47,031	-	11,139	35,892	*
Lane, Clifford (53)	188,120	-	44,555	143,565	*
ROBERT EIDE (54)	94,059	-	22,277	71,782	*
Law Office of Kenneth E. Chyten 401k Profit Sharing Plan (55)	47,031	-	11,139	35,892	*
Liew, Jonathan (56)	470,297	-	111,386	358,911	*
Lin, Frank S. (57)	47,031	-	11,139	35,892	*
Lior Tamar Investments Ltd. (58)	3,273,135	550,000	479,079	2,794,056	4.34%
Locker, Michael (59)	47,031	-	11,139	35,892	*
Long, David (60)	23,517	-	5,570	17,947	*
Lytton-Kambara Foundation (61)	1,400,111	-	111,386	1,288,725	1.69%
MacQuilkan, Grant (62)	23,517	-	5,570	17,947	*
Mainstar Trust Cust. FBO Daniel L. Kinzie (63)	23,517	-	5,570	17,947	*
Masci,Thomas A. Jr. (64)	410,398	-	44,555	365,843	*
Maywic Select Investors L.P. (65)	47,031	-	11,139	35,892	*
MKF Holdings LLC (66)	94,059	-	22,277	71,782	*
Myer, Dale (67)	39,921	-	7,797	25,124	*
Nagelberg, David S. 2003 Revocable Trust (68)	1,640,149	-	55,693	1,584,456	2.07%
Narkar, Sunil and Sudha -Trust (69)	47,031	-	11,139	35,892	*
NuDay Capital LLC (70)	2,013,393	-	334,159	1,679,234	2.20%
Osher Capital Partners LLC (71)	281,102	-	44,555	236,547	*
Owens, Dawn & Darryle JTWROS (72)	47,031	-	11,139	35,892	*

Pamlico Shoals Capital LLC (73)	887,413	-	210,177	677,236	*
Pawlick, Ralph (74)	30,798	-	5,570	25,228	*
Raju, Mahesh (75)	23,517	-	5,570	17,947	*
Ravi, Sunil & Haritha – Trust (76)	47,031	-	11,139	35,892	*
RBC Capital Markets LLC Cust FBO Deborah M. Herzoff IRA (77)	47,031	-	11,139	35,892	*
Redey, Frank (78)	9,407	-	2,228	7,179	*
Rogen, Jesse (79)	47,031	-	11,139	35,892	*
Salvas, Daniel (80)	23,517	-	5,570	17,947	*
Schwarcz, Aron (81)	23,517	-	5,570	17,947	*
Serbin, Philip (82)	47,031	-	11,139	35,892	*
Sesterhenn, Donald P. (83)	18,811	-	4,455	14,356	*
Shemaria, Barry (84)	9,407	-	2,228	7,179	*
Shumpert, Stephen R. (85)	94,059	-	22,277	71,782	*
Sprules, Adam Keith (86)	23,517	-	5,570	17,947	*
Stoecker, Michael G. (87)	23,517	-	5,570	17,947	*
Stourbridge Investments LLC (88)	67,517	-	5,570	61,947	*
Strobel, John S. (89)	94,059	-	22,277	71,782	*
Struve, Clayton A. (90)	94,059	-	22,277	71,782	*
Taragan, Izak (91)	94,059	-	22,277	71,782	*
Tasso Partners, LLC (92)	6,136,762	385,000	1,161,305	5,360,457	6.98%
The Bahr Family Limited Partnership (93)	62,128	-	11,139	50,989	*
The Gault Living Trust (94)	23,517	-	5,570	17,947	*
The Robert L Bahr Revocable Trust (95)	32,468	-	5,570	26,898	*
Valley Venture I LLC (96)	37,624	-	8,911	28,713	*
Vishanta Revocable Trust (97)	14,110	-	3,342	10768	*
Vogler, Don (98)	23,517	-	5,570	17,947	*
DAVID REIMER DEFINED BENEFIT PLAN (99)	47,031	-	11,139	35,892	*
Wiese, David (100)	9,407	-	2,228	7,179	*
William B. Decherd GST Exempt Trust (101)	39,921	-	7,797	25,124	*
Wolsonovich, N. Michael Jr. (102)	23,517	-	5,570	17,947	*
Wood, Christopher P. (103)	9,407	-	2,228	7,179	*
Youngerman, Jay & Toni JTWROS (104)	47,031	-	11,139	35,892	*
Zanin, Mark (105)	47,031	-	11,139	35,892	*
Zemel Family Trust (106)	81,834	-	19,382	62,452	*
NCP RFM LP (107)	1,353,509	54,133	269,949	1,137,693	1.49%
Nantahala Capital Partners Limited Partnership (108)	1,875,150	338,211	364,306	1,849,055	2.41%
Blackwell Partners LLC - Series A (109)	4,956,338	242,847	1,219,452	3,979,733	5.19%
Souheil Haddad (110)	17,758	-	4,206	13,552	*
AKS FAMILY PARTNERSHIP, L.P. (111)	672,899	507,648	55,693	1,124,854	*
CALLODINE ASSET BASED LOAN FUND II SPV, LLC (112)	906,060	-	906,060	-	-
CALLODINE PERPETUAL ABL FUND SPV, LLC (113)	906,060	-	906,060	-	-
CELF HOLDINGS (D8) LLC (114)	302,020	-	302,020	-	-
Kenneth Rosenfield Revocable Trust (115)	22,197	-	5,257	16,940	*
ACNYC, LLC (116)	443,925	-	105,140	338,785	*
Jonathan Rubini (117)	177,570	-	42,056	135,514	*

* less than 1%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to warrants currently exercisable, or exercisable within 60 days of May 26, 2025, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder. Notwithstanding the foregoing, certain selling stockholders may not have voting or investment power over such shares, and therefore may not beneficially own such shares, due to their inability to exercise warrants or convert shares of preferred stock as a result of certain contractual beneficial ownership limitations contained therein and such shares are excluded when determining beneficial ownership.

(2)	Assumes all of the shares of Common Stock offered are sold. Percentage ownership is based on 45,510,827 shares of Common Stock issued and outstanding and 30,942,287 additional preferred shares on an as converted basis on July 30, 2025.
(3)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 12,000 shares of Common Stock.
(4)	Consists of 148,515 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 133,664 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 146,334 shares of Common Stock.
(5)	Consists of (i) 123,763 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 111,386 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 292,441 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants, and (iv) 232,454 shares of Common Stock.
(6)	Consists of (i) 123,763 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 111,386 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 292,441 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants, and (iv) 232,454 shares of Common Stock.
(7)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(8)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(9)	Consists of (i) 9,901 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 8,910 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(10)	Consists of (i) 27,228 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 24,506 shares of Common Stock issuable as dividends to the Series C Preferred Stock, (iii) 30,125 shares of Common Stock issuable upon conversion of Series D-2 Preferred Stock, and (iv) 46,491 shares of Common Stock,
(11)	Consists of (i) 9,901 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 8,910 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(12)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(13)	Consists of (i) 495,050 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 445,546 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 1,027,500 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (iv) 838,059 shares of Common Stock.
(14)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(15)	Consists of (i) 19,802 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 17,822 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(16)	Consists of (i) 229,703 Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 206,732 Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 100,010 Common Stock issuable upon conversion of Series D Preferred Stock.
(17)	Consists of (i) 67,327 Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 60,594 Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 36,990 Common Stock issuable as dividend to the Series D Preferred Stock.
(18)	Consists of (i) 7,426 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 6,684 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(19)	Consists of (i) 99,010 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 89,110 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.

(20)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock. and (iii) 25,228 shares of Common Stock.
(21)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(22)	Consists of 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(23)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(24)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(25)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(26)	Consists of (i) 99,010 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 89,110 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(27)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(28)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 5,840 shares of Common Stock.
(29)	Consists of (i) 297,030 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 267,328 shares of Common Stock issuable as a dividend to the Series C Preferred Stock. (iii) 1,500,000 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants, (iv) 378,000 shares of Common Stock issuable upon conversion of Series D Preferred Stock and Series D-2 Preferred Stock, and (v) 750,000 shares of Common Stock.
(30)	Consists of (i) 148,515 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 133,664 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(31)	Consists of (i) 17,327 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 15,594 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(32)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(33)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(34)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(35)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 120,500 shares of Common Stock issuable upon conversion of Series D-2 Preferred Stock, and (iv) 22,278 shares of Common Stock.
(36)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(37)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(38)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as a dividend to the Series C Preferred Stock, and (iii) 618 shares of Common Stock.
(39)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(40)	Consists of (i) 99,010 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 89,110 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(41)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(42)	Consists of (i) 99,010 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 89,110 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(43)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(44)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(45)	Consists of (i) 61,882 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 55,694 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(46)	Consists of (i) 19,802 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 17,822 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(47)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 11,683 shares of Common Stock issuable upon conversion of Series C-2 Preferred Stock, and (iv) 10,514 shares of Common Stock issuable as dividend to the Series C-2 Preferred Stock.

(48)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(49)	Consists of (i) 4,951 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 4,456 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(50)	Consists of (i) 123,763 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 111,386 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(51)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(52)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(53)	Consists of (i) 99,010 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 89,110 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(54)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(55)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(56)	Consists of (i) 247,525 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 222,772 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(57)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(58)	Consists of (i) 544,555 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 490,100 shares of Common Stock issuable as dividend to the Series C Preferred, (iii) 550,000 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants, (iv) 1,233,000 shares of Common Stock issuable upon conversion of Series D Preferred Stock, (v) 325,435 shares of Common Stock and (vi) 680,045 shares of Common Stock issuable as Additional Shares pursuant to the Lock Up Agreement.
(59)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(60)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(61)	Consists of (i) 247,525 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 222,772 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 929,814 shares of Common Stock.
(62)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(63)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(64)	Consists of (i) 99,010 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 89,110 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (ii) 222,278 shares of Common Stock.
(65)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(66)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(67)	Consists of (i) 17,327 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 15,594 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(68)	Consists of (i) 123,763 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 111,386 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 685,000 shares of Common Stock issuable upon conversion of Series D Preferred Stock, and (iv) 720,000 shares of Common Stock.
(69)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(70)	Consists of (i) 742,575 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 668,318 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 602,500 shares of Common Stock issuable upon conversion of Series D Preferred Stock.
(71)	Consists of (i) 99,010 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 89,110 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 92,982 shares of Common Stock.
(72)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(73)	Consists of (i) 329,208 shares of Common Stock of issuable upon conversion of Series C Preferred Stock, (ii) 296,288 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 137,851 shares of Common Stock issuable upon conversion of Series C-2 Preferred Stock, and (iv) 124,066 shares of Common Stock issuable as dividend to the Series C-2 Preferred Stock.
(74)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 7,281 shares of Common Stock.

(75)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(76)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(77)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(78)	Consists of (i) 4,951 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 4,456 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(79)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(80)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(81)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common stock issuable as dividend to the Series C Preferred Stock.
(82)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(83)	Consists of (i) 9,901 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 8,910 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(84)	Consists of (i) 4,951 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 4,456 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(85)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(86)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(87)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(88)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (ii) 44,000 shares of Common Stock.
(89)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(90)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(91)	Consists of (i) 49,505 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 44,554 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(92)	Consists of (i) 1,222,773 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii) 1,100,496 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 23,365 shares of Common Stock issuable upon conversion of Series C-2 Preferred Stock, (iv) 21,028 shares of Common Stock issuable as dividend to the Series C-2 Preferred Stock and (v) 385,000 shares of Common Stock issuable upon exercise of certain outstanding Common Stock purchase warrants (vi) 1,881,193 shares of Common Stock issuable as Additional Shares pursuant to the Lock Up Agreement, and (vii) 1,887,907 shares of Common Stock. And exclude 8,736,750 shares of Common Stock issuable upon conversion of Series D-1 Preferred Stock and Series D-3 Preferred Stock which are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants and preferred that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.
(93)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock, and (iii) 15,097 shares of Common Stock.
(94)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(95)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock. and (iii) 8,951 shares of Common Stock.
(96)	Consists of (i) 19,802 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 17,822 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(97)	Consists of (i) 7,426 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 6,684 shares of Common Stock issuable as a dividend to the Series C Preferred Stock.
(98)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(99)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(100)	Consists of (i) 4,951 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 4,456 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(101)	Consists of (i) 17,327 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 15,594 shares of Common Stock issuable as dividend to the Series C Preferred Stock

(102)	Consists of (i) 12,377 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 11,140 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(103)	Consists of (i) 4,951 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 4,456 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(104)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock
(105)	Consists of (i) 24,753 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 22,278 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(106)	Consists of (i) 43,070 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 38,764 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(107)	Consists of 283,169 shares of Common Stock issuable upon conversion of Series C-1 Preferred Stock, (ii) 254,852 shares of Common Stock issuable as dividend to the Series C-1 Preferred Stock, (iii) 54,133 shares of Common Stock issuable upon exercise of certain Pre-Funded Common Stock purchase warrants, (iv) 457,764 shares of Common Stock issuable as Additional Shares pursuant to the Lock Up Agreement, and (v) 357,724 shares of Common Stock. And exclude (vi) 243,600 shares of Common Stock issuable upon conversion of Series B-1 Preferred Stock and (vii) 545,260shares of Common Stock issuable upon conversion of Series D-1 Preferred Stock, which are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants and preferred that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial
(108)	Consists of (i) 422,278 shares of Common Stock issuable upon conversion of Series C-1 Preferred Stock, (ii) 380,050 shares of Common Stock issuable as dividend to the Series C-1 Preferred Stock, (iii) 338,211 shares of Common Stock issuable upon exercise of certain Pre-Funded Common Stock purchase warrants, (iv) 491,357 shares of Common Stock issuable as Additional Shares pursuant to the Lock Up Agreement, and (v) 581,465 Common Stock, And exclude (vi) 230,698 shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock, (vii) 116,400 shares of Common Stock issuable upon conversion of Series B-1 Preferred Stock, (viii) 1,060,380 shares of Common Stock issuable upon conversion of Series D-1 Preferred Stock, which are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants and preferred that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial
(109)	Consists of (i) 1,274,753 shares of Common Stock issuable upon conversion of Series C-1 Preferred Stock, (ii) 1,147,278 shares of Common Stock issuable as dividend to the Series C-1 Preferred Stock, (iii) 452,250 shares of Common Stock, (iv) 242,847 shares of Common Stock issuable upon exercise of certain Pre-Funded Common Stock purchase warrants, (v) 2,081,787 shares of Common Stock issuable as Additional Shares pursuant to the Lock Up Agreement, and exclude (vi) 234,156 shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock, (vii) 1,123,800 shares of Common Stock issuable upon conversion of Series B-1 Preferred Stock, (viii) 4,559,360 shares of Common Stock issuable upon conversion of Series D-1 Preferred Stock, which are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling stockholder from exercising that portion of the pre-funded warrants and preferred that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial
(110)	Consists of (i) 9,346 shares of Common Stock issuable upon conversion of Series C Preferred Stock, and (ii) 8,412 shares of Common Stock issuable as dividend to the Series C Preferred Stock.
(111)	These securities are held of record by AKS Family Partnership, L.P., of which Adam Stern holds sole voting and dispositive power, and consists of 123,763 shares of Common Stock issuable upon conversion of Series C Preferred Stock, (ii)111,386 shares of Common Stock issuable as dividend to the Series C Preferred Stock, (iii) 507,648 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants, (iv) 120,500 shares of Common Stock issuable upon conversion of Series D-2 Preferred Stock, and (v) 317,250 shares of Common Stock.
(112)	Consists of (i) 906,060 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants.
(113)	Consists of (i) 906,060 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants.
(114)	Consists of (i) 302,020 shares of Common Stock issuable upon exercise of certain Common Stock purchase warrants.
(115)	Consists of (i) 11,683 shares of Common Stock issuable upon conversion of Series C-2 Preferred Stock, and (ii) 10,514 shares of Common Stock issuable as dividend to the Series C-2 Preferred Stock.
(116)	Consists of (i) 233,645 shares of Common Stock issuable upon conversion of Series C-2 Preferred Stock, and (ii) 210,280 shares of Common Stock issuable as dividend to the Series C-2 Preferred Stock.
(117)	Consists of (i) 93,458 shares of Common Stock issuable upon conversion of Series C-2 Preferred Stock, and (ii) 84,112 shares of Common Stock issuable as dividend to the Series C-2 Preferred Stock.

We may require the selling stockholders to suspend the sales of the Common Stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning additional selling stockholders not identified in this prospectus will be set forth in prospectus supplements from time to time, if and as required. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the shares of Common Stock, or the securities, covered by this prospectus. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

The securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in the Nasdaq Capital Market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

To our knowledge, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, has passed upon the validity of the shares of Common Stock that may be offered hereby.

EXPERTS

The consolidated financial statements of DarioHealth Corp. at December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available at the website of the SEC referred to below. We also make available on our website under “Investors/Filings,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC. Our website address is www.mydario.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the Common Stock offered hereby.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

The SEC maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 10, 2025;

(2)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2025, as filed with the SEC on May 14, 2025;

(3)	Our Current Reports on Form 8-K, as filed with the SEC on January 10, 2025, January 22, 2025, February 27, 2025, March 14, 2025, March 19, 2025, April 21, 2025, April 28, 2025, May 6, 2025, May 21, 2025, May 29, 2025, July 10, 2025, and July 23, 2025;

(4)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on February 25, 2016, including any amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) until all of the Common Stock to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at is 322 W. 57th St., New York, New York, 10019 Attention: Director of Finance, (972)-4-770-4042.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of approximate expenses to be incurred by us in connection with the distribution of our Common Stock registered under this registration statement:

Amount
Registration fee under Securities Act of 1933	$778.98
Legal fees and expenses	$8,500
Accountant’s fees and expenses	$6,500
Miscellaneous fees and expenses	$5,000
Total	$20,778.98

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (which we refer to as the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

ITEM 16.	EXHIBITS.

The exhibits filed with this registration statement are set forth on the “Exhibit Index” set forth elsewhere herein.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however , that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(B) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea, Israel on the 31st day of July 2025.

DARIOHEALTH CORP.

By:	/s/ Erez Raphael
	Name:	Erez Raphael
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned officers and directors of DarioHealth Corp., a Delaware corporation, do hereby constitute and appoint Erez Raphael and Chen Franco-Yehuda, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Erez Raphael	Chief Executive Officer	July 31, 2025
Erez Raphael	(Principal Executive Officer)

/s/ Chen Franco-Yehuda	Chief Financial Officer, Secretary and Treasurer	July 31, 2025
Chen Franco-Yehuda	(Principal Financial and Accounting Officer)

/s/ Yoav Shaked	Chairman of the Board of Directors	July 31, 2025
Yoav Shaked

/s/ Lawrence Leisure	Director	July 31, 2025
Lawrence Leisure

/s/ Hila Karah	Director	July 31, 2025
Hila Karah

/s/ Dennis Matheis	Director	July 31, 2025
Dennis Matheis

/s/ Dennis M. McGrath	Director	July 31, 2025
Dennis M. McGrath

/s/ Adam Stern	Director	July 31, 2025
Adam Stern

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2024)
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2024)
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series C-2 Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2024)
3.4	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock of DarioHealth Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2025)
3.5	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Preferred Stock of DarioHealth Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2025)
3.6	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C-2 Preferred Stock of DarioHealth Corp. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2025)
4.1	Form of Lender Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2025)
5.1*	Opinion of Sullivan & Worcester LLP
10.1	Form of Securities Purchase Agreement for Series C (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2024)
10.2	Placement Agency Agreement by and between DarioHealth Corp. and Aegis Capital Corp. dated December 28, 2023 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2024)
10.3	Amendment No. 1 to Placement Agency Agreement by and between DarioHealth Corp. and Aegis Capital Corp. dated January 1, 2024 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2024)
10.4	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2024)
10.5	Form of Amended and Restated Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 29, 2025)
23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
107*	Filing Fee Table

* Filed herewith